Exhibit 99.1 – Teleconnect Inc. Press Release dated July 15, 2011

Press Release

Dutch Parliament approves new sanctions for retailers caught selling alcohol to minors: improved chances for Teleconnect’s Ageviewers solution in its home market sparks interest from local investors.

BREDA, Netherlands, July 15, 2011/ PRNewswire/ -- Teleconnect, Inc. (TLCO.PK) announces that it is strongly supporting the new law approved in Dutch Parliament imposing stiffer sanctions to commercial establishments caught selling alcohol to minors. Should the law receive final approval in the Senate, Teleconnect’s 100% owned affiliate, Hollandsche Exploitatie Maatschappij BV (HEM) with its very effective age validation system 'Ageviewers', is ideally positioned to further expand its business in the home market. The approval in Parliament has led to several inquiries and the Company has privately placed shares in the Dutch market at $1.50, raising $400,000 this week.

Background
Alcohol consumption at too early an age has developed into a global problem over this past decade. The availability of alcohol to minors is significantly enhanced by a lack of consistency and the inherent inefficiencies in traditional methods of age validation. With the Ageviewers system, age checks are no longer performed by cashiers, but done systematically and from a remote validation center. Without authorization from the center, there is no way to register the sale of a product requiring an age check. This approach has proved to make it virtually impossible for minors to acquire alcohol or tobacco.

The system does not confront adults with the burden of having to show identification. Also, it introduces the possibility of 100% age compliance for the sale of alcohol and tobacco products at self-scan checkouts.

Despite continuous education programs for cashiers and several public campaigns directed to improve the traditional age check, a recent study in the Netherlands has evidenced that a minor, looking to buy alcohol spends, on average, no more than 12 minutes concluding a successful purchase attempt. The new law will authorize local authorities to close alcohol departments of supermarkets that break the alcohol law three times in one year. Since the traditional method of age validation that is commonly used has been shown to be ineffective in preventing sales to minors, most retail outlets that sell alcohol will have to make effective a change in the age validation system they currently use.

The news about approval by Dutch Parliament of the new law has resulted in several inquiries to the Company. On the request of two parties to purchase shares, both Dutch nationals representing Dutch entities, the Company has completed a private placement in which a total of 266,668 shares were sold at $1.50 per share to the two investors. The placement is subject to the restrictions imposed pursuant to Regulation S under the 1933 Act and all other provisions of the 1933 Act and the actual subscription agreement.

Small private placements are in line with the intentions of the Company, published in its most recent quarterly filing for the period ended March 31, 2011. Through similar private placements the Company, rather than raising debt by borrowing, believes it will be able to raise capital in order to expand its activities, thus contributing to shareholder value while maintaining sufficient cash flow. Given the interest generated in the Netherlands this past week, the Company believes that it will be able to enter into similar agreements in the future with qualified local investors.

Teleconnect considers these first two placements, and the new Dutch law, as important milestones in the Company's development."

President's Message

"Dutch Government and members of Parliament expect that stiffer sanctions along with increased local law enforcement will motivate commercial establishments to adopt proven age validation systems. We strongly believe in this view. Compliance will for many store owners no longer be an option, but a matter of survival. Ageviewers was tailored to solve this problem.”

For more information on Hollandsche Exploitatie Maatschappij BV please refer to www.ageviewers.com
For more information on Teleconnect Inc please refer to the Over-the-Counter Markets with trading symbol TLCO.PK at the following website: www.otcbb.com

SOURCE:  Teleconnect, Inc.
Media Contact:  Mr. Gustavo Gomez
Email: ageviewers@gmail.com

Statements contained in this press release contain the Company’s, or its  management’s, expectations and assumptions about future events, are forward-looking statements intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and the results anticipated by any or all of the forward-looking statements may not occur.  In addition, these statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, these forward looking statements.  Factors that could affect those results include, but are not limited to, those described in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009 as well as the Company’s subsequent reports on Form 10-Q and Form 8-K, which have been, or will be, filed with the Securities and Exchange Commission.